Corporate Resource Services, Inc. Reports 85% Increase in Revenues, Expects Profitability in 2013

NEW YORK, N.Y. -- (Business Wire) -- January 16, 2013 -- Corporate Resource Services, Inc. (OTCBB: CRRS), a diversified staffing, recruiting, and consulting services firm providing managed services and trained employees in the areas of Insurance, Information Technology, Accounting, Legal, Engineering, Science, Healthcare, Life Sciences, Creative Services, Hospitality, Retail, General Business and Light Industrial work, reported results for the quarter and fiscal year ended September 28, 2012 in its Annual Report on Form 10K filed with the Securities and Exchange Commission on December 21, 2012.  Those results included record quarterly revenues of $179.7 million, an increase of 19.6% over the same quarter in 2011, which had been adjusted to include the results of an acquisition accounted for under the pooling of interests method.  Quarterly revenues increased 81.2% prior to the adjustment.  Full year revenues increased 85.3% to $639.8 million,the greatest annual increase in revenues in CRS history.

“We are pleased with our rapid growth in revenues over the past year as we have made excellent progress towards our goal of reaching $1 billion in sales,” said John Messina, CEO of Corporate Resource Services. “While we expect our top-line growth to continue to outpace the industry, we have also begun to focus on integrating our acquired operations, eliminating redundant expenditures and improving our bottom line.  We expect that these efforts will yield increased profitability going forward.”

For the quarter ended September 28, 2012, the Company reported net income of $1.0 million, its first profitable quarter since December 2011.  “Our integration efforts have helped us return to profitability and are beginning to lay the foundation for expected financial results at profit margins that are more in line with our peers,” said Mike Golde, Chief Financial Officer of Corporate Resource Services.  “While we reported a net loss of $3.4 million for the full fiscal year, many expenses that contributed to that loss will not be part of our cost structure going forward. We are also seeing significant growth in the higher margin sectors of our industry including healthcare, IT, and insurance services and we are continuing to lay the groundwork for higher margin offerings to our current clients. Additionally, we have begun looking at our options towards listing on an exchange such as the NASDAQ Stock Market or the New York Stock Exchange.”

Corporate Resource Services recently announced that it was changing its fiscal year end from September to December.  As a result, the Company will be reporting its quarter ending December 28, 2012 as a transition period and will begin its 53-week fiscal 2013 year on December 29, 2012.

Based on preliminary results, the Company expects that revenues for the quarter ended December 28, 2012 to be in the range of $189 to $192 million and net income to be between $1.5 and $1.8 million.  “We continue to see improvement in our profit margin as operations are rationalized and a more efficient organizational structure is implemented,” said Golde.  “We expect that the first quarter of fiscal 2013 will drop back into a loss of approximately $1.5 to $1.8 million on revenues of approximately $165 to $170 million, due mainly to the seasonal reset of payroll tax wage limits at a time when we are incurring the last of our integration expenditures.  Despite this, we expect to achieve full year 2013 net income of between $6.5 and $7.8 million on revenues of approximately $730 million to $780 million.”

The estimates above do not reflect the impact of any future weather events and they assume no acquisitions of additional staffing firms and no deterioration in the staffing markets the Company serves.

About Corporate Resource Services, Inc.:

Corporate Resource Services, Inc. provides diversified staffing, recruiting, and consulting services and offers trained employees in the areas of Insurance, Information Technology, Accounting, Legal, Engineering, Science, Healthcare, Life Sciences, Creative Services, Hospitality, Retail, General Business and Light Industrial work. The company’s blended staffing solutions are tailored to our customers’ needs and can include customized employee pre-training and testing, on-site facilities management, vendor management, risk assessment and management, market analyses and productivity/occupational engineering studies.

The Company’s ability to deliver broad-based solutions provides its customers a “one stop shop” to fulfill their staffing needs from professional services and consulting to clerical and light industrial positions. Depending on the size and complexity of an assignment, Corporate Resource Services can create an on-site facility for recruiting, training and administration at the customers’ location. Company recruiters have the latest state of the art recruiting resources available to help customers secure the best candidates in today's ever-changing marketplace. CRS’s national network of recruiters has staffing experts that get excellent results by focusing within their areas of expertise.

The Company operates 205 staffing and on-site facilities in 37 states and the District of Columbia and it offers its services to a wide variety of clients in many industries, ranging from sole proprietorships to Fortune 1000 companies. To learn more, visit http://www.crsco.com.

This press release contains forward-looking statements, which are subject to risks and uncertainties. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. A number of these risks and other factors that might cause differences, some of which could be material, along with additional discussion of forward-looking statements, are set forth in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Source: Corporate Resource Services, Inc.

Corporate Resource Services, Inc.

Michael J. Golde

Chief Financial Officer

(646) 443-2380